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                                                                    EXHIBIT 99.1

                                                    MEDIA CONTACT:
                                                    Carol Eichinger
                                                    972-695-1269
                                                    ceichinger@homeinteriors.com

FOR IMMEDIATE RELEASE

                JOEY CARTER ANNOUNCES HIS INTENTION TO RETIRE AS
                       CEO OF HOME INTERIORS & GIFTS, INC.


CARROLLTON, TX--NOV. 7, 2003--Joey Carter yesterday, at Home Interiors' annual leadership forum, announced his intention to retire as CEO. Carter is planning to step down as CEO on Dec. 31, 2003. Carter will stay on as Chairman of the Board of Directors.

         "I have worked diligently during the last four years to ready the Home Interiors' leadership and the organization for this transition," said Joey Carter, current CEO and chairman. "I have met many of my professional goals, including recruiting and grooming a top-notch management team to lead Home Interiors going forward and now feel comfortable beginning a transition to pursue more personal endeavors."

         Carter has served as the CEO and Chairman of Home Interiors since 1998. He has worked at Home Interiors for 20 years and is the grandson of the Company's founder, Mary Crowley. For the past few years, Carter has worked closely with Hicks, Muse, Tate & Furst Incorporated to transition the once traditional, family-run company to a more professionally run company while maintaining the Company's legacy and culture.

         "Working in partnership with Joey and the Home Interiors' leadership team for the past few years has been a success," said Joe Colonnetta, a director of the Company and a partner at Hicks, Muse, Tate & Furst Incorporated. "Joey has built a strong and independent organization that I believe will continue to successfully build its business and brand."

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         "Home Interiors has made excellent progress under Joey's leadership during the last few years, and we look forward to continuing to work toward what Joey and the Carter family have already begun and achieved," said Mike Lohner, president and COO.

         Home Interiors & Gifts, Inc. is a manufacturer and direct seller of exclusive home decorative accessories and gifts offered through non-employee, independent sales representatives in the United States, Mexico, Canada and Puerto Rico. Founded in 1957, the Dallas-based company reported sales of more than $570 million in 2002. Home Interiors & Gifts is a member of the Direct Selling Association. For more information, please visit Home Interiors' Web site at www.homeinteriors.com.

         Statements made in this press release that state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. These forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results or any outcome referred to in such statements to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, without limitation, statements as to industry trends, future economic performance, availability of financing, products or growth and other risks referenced from time to time in the Company's filings with the Securities Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligations to) update or alter its forward-looking statements whether as a result of new information future events or otherwise.

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